Calculation of Filing Fee Tables
S-8
Eastern Bankshares, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per	Other	415,000		$ 4,372,336.25	0.0001381	$ 603.82
Total Offering Amounts:						$ 4,372,336.25		$ 603.82
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 603.82
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers such additional shares of Common Stock, par value $0.01 per share ("Common Stock"), of HarborOne Bancorp, Inc. ("HarborOne") that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock. (2) Represents shares of Common Stock issuable pursuant to HarborOne's 2025 Equity Incentive Plan. (3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and calculated in accordance with Rules 457(c), 457(f)(1), and 457(f)(3) promulgated thereunder. The total number of shares of Eastern common stock underlying HarborOne restricted stock units and performance-based restricted stock units (such equity awards, the "HONE Equity Awards" and such underlying shares, the "HONE Equity Award Shares") that are being accelerated and exchanged for Merger Consideration in connection with the merger is [415,000]. The total value of HONE Equity Award Shares ($5,119,336.25) is the sum of (x) the maximum aggregate offering price ($4,372,336.25), and (y) the amount of cash consideration paid by Eastern with respect to the HONE Equity Awards ($747,000.00). The maximum aggregate offering price ($4,372,336.25) is (x) the average of the high and low prices of HarborOne's Common Stock as reported on the NASDAQ Global Select Market on October 29, 2025 ($12.40), multiplied by (y) the product of (a) the number of HONE Equity Award Shares as of October 30, 2025 ([415,000]), and (b) 0.85, which represents the maximum percentage of HONE Equity Award Shares to be converted into stock in accordance with the Merger Agreement. The amount of cash consideration paid by Eastern ($747,000.00) is (x) the product of (a) the number of HONE Equity Award Shares as of October 30, 2025 ([415,000]), and (b) 0.15, which represents the maximum percentage of HONE Equity Award Shares to be converted into cash in accordance with the Merger Agreement, multiplied by (y) the cash consideration per share of HarborOne Common Stock ($12.00).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A